Exhibit 99.3

MRV COMMUNICATIONS REVISES DATE OF SPECIAL DIVIDEND

Chatsworth, California, October 21, 2011 — The Board of MRV Communications, Inc. (OTC Pink Sheets: MRVC) announced today that it has revised the record and distribution dates of the Company’s previously announced $75 million special dividend.  The dividend will now be payable November 10, 2011 to stockholders of record as of November 2, 2011. The dividend amount of $75 million remains unchanged from the original October 20, 2011 announcement.

Additionally, and as previously announced, to ensure MRV option holders are not adversely impacted by the dividend, the Board has approved a staggered cash payment to option holders equal to the loss in fair value of their options attributable to the dividend. The first installment of this payment will be paid out immediately following the special dividend, and a more substantial final installment (conditioned upon continuous service to MRV) will be paid out twelve months following.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading global provider of carrier Ethernet, wavelength division multiplexing optical transport, infrastructure management equipment and solutions, as well as network integration and managed services. MRV’s solutions enable the delivery and provisioning of next-generation optical transport and carrier Ethernet services over any fiber infrastructure. MRV provides equipment and services worldwide to telecommunications service providers, enterprises, and governments, enabling network evolution and increasing efficiency, while reducing complexity and costs. Through its subsidiaries, MRV operates research and development centers in North America and Europe, along with support centers and sales offices around the world. For more information about MRV, visit http://www.mrv.com.

Contact:

Thomas J. Rozycki Jr.

CJP Communications

+1 (212) 279 3115 x208